Exhibit 10.36

WARRANT ASSUMPTION AGREEMENT

This WARRANT ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of November 3, 2022, (the “Effective Date”) by and between Near Intelligence Holdings Inc., a corporation incorporated under the laws of Delaware, United States of America with registration number 6646754 and registered office at 108 Lakeland Ave, Dover, Kent, Delaware (“Near USA”), and Harbert European Specialty Lending Company II, S.À.R.L., incorporated as a Société à responsabilité limitée, with registered number B213757 and its registered address at 5, Rue Guillaume Kroll, L-1882 Luxembourg (the “Holder”). Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Warrant Agreement (as defined below).

Recitals

WHEREAS, Near Pte. Ltd., a company incorporated under the laws of Singapore with company registration number 201205693G and registered office at 160 Robinson Road, #20-03 Singapore 068914 ( “Near SG”), and the Holder are parties to that certain Warrant Agreement, dated as of 30 January 2019 as amended by a Deed of Amendment dated as of 25 February 2021 (collectively, the “Warrant Agreement”).

WHEREAS, pursuant to the Warrant Agreement, Near SG issued such number of warrants to Holder (the “Warrants”) to purchase ordinary shares of Near SG, based on a Warrant Coverage Amount equal to the Euro Equivalent of USD2,700,000 divided by the Strike Price, subject to the terms and conditions contained in the Warrant Agreement. “Strike Price” is defined in the Warrant Agreement as:

(a)	if no New Fundraising has taken place prior to exercise of the Warrant, the Warrant Price; or

(b)	if no New Fundraising has taken place prior to all amounts owing under the Loan Agreement having been paid, but one or more New Fundraisings takes place after that date but prior to exercise of the Warrant, at the election of the Holder either (i) the New Issue Price of the first such New Fundraising, or (ii) the Warrant Price; or

(c)	if there is one or more New Fundraisings after the date of this Instrument but before all amounts owing under the Loan Agreement have been repaid, at the election of the Holder either (i) the New Issue Price applicable to any such New Fundraising, or (ii) the Warrant Price;

WHEREAS, all of the Warrants are governed by the Warrant Agreement;

WHEREAS, Near SG and Near USA have entered into a certain Contribution Agreement, dated as of April 19, 2022, pursuant to which Near SG contributed and transferred all or substantially all of its assets and liabilities to Near USA, and Near USA accepted such assets and assumed such liabilities, including Near SG’s obligations under the Warrant Agreement (the “Contribution Agreement”);

WHEREAS, Near USA and the Holder desire to memorialize (a) the terms under which the Warrant has been assumed by Near USA and (b) the Holder’s continuing rights under the Warrant; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Near USA and the Holder hereby agree as follows:

Agreement

1.	Adjusted Warrant Terms.

a. The Holder acknowledges and agrees that in connection with the Near USA’s assumption of the Warrants and the Change of Control of Near SG, the number of shares issuable upon exercisable of the Warrant and the price per share upon exercise were adjusted such that the Warrant is now exercisable for such number of shares of Near USA’s common stock on a 1,000:1 basis, with fractional shares permitted, $0.0001 par value (“Common Shares”), at the Strike Price as defined in the Warrant Agreement.

b. With effect from the Effective Date, each party to this Agreement agrees that the Warrant Agreement and the Warrants are amended so that they read as if they were restated in the form set out in the Schedule to this Agreement.

2.	Affirmation of Obligations.

a. Near USA hereby confirms to the Holder that Near USA has fully assumed Near SG’s liabilities and obligations under the Warrant Agreement and the Warrants as set forth herein and agrees to faithfully perform, satisfy and discharge when due, such obligations under the Warrant Agreement and the Warrants, including but not limited to the obligation to issue Common Shares upon the exercise by the Holder of the Warrants as set forth herein. The Holder acknowledges and consents to Near USA’s assumption of such liabilities and obligations and agrees to look only to Near USA and not to Near SG for performance of any term of the Warrant Agreement.

b. Near USA and the Holder acknowledge and agree that, subject to the terms of this Agreement, the Warrant Agreement shall continue in full force and effect and that all of Near SG’s obligations thereunder shall be valid and enforceable against Near USA as of the Effective Date and shall not be impaired or limited by the execution or effectiveness of this Agreement.

c. As of the Effective Date of this Agreement, the Warrant Agreement and the Warrants and any matter, claim or dispute arising out of or in connection with the Warrant Agreement and the Warrants, whether contractual or non-contractual, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each of the Holder and Near USA waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding (whether based on contract, tort or otherwise) arising out of or related to the Warrant Agreement and the Warrants.

d. Nothing in this Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Warrant Agreement, or any other document or instrument delivered pursuant to or in connection with it.

3.	Miscellaneous

a. Governing Law. This Agreement and any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each of the Holder and Near USA waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding (whether based on contract, tort or otherwise) arising out of or related to this Agreement.

b. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

c. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as expressly set forth in this Agreement, provisions of the Warrant Agreement which are not inconsistent with this Agreement shall remain in full force and effect.

d. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

e. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

f. Amendment. This Agreement may not be amended, except by an instrument in writing signed by each party hereto.

[Signature Page Follows]

HARBERT EUROPEAN SPECIALTY LENDING COMPANY II, S.À.R.L.

(“HOLDER”)

/s/ Johan Kampe
Name: Johan Kampe
Title: Class A Manager

NEAR INTELLIGENCE HOLDINGS INC.

(“NEAR USA”)

/s/ Rahul Agarwal
Rahul Agarwal
Chief Financial Officer

SCHEDULE

AMENDED AND RESTATED WARRANT AGREEMENT AND WARRANTS